Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-283682) of TechTarget, Inc. of our report dated June 27, 2024, except for the effects of the restatement discussed in Note 1 to the combined financial statements of Informa Tech Digital Businesses of Informa PLC appearing in Amendment No. 4 to Toro CombineCo, Inc.’s Registration Statement on Form S-4 (No. 333-280529) as filed on October 23, 2024, as to which the date is September 4, 2024, relating to the financial statements, which appears in TechTarget, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

July 17, 2025